Exhibit 11 under Form N-14


                          LEGALITY OF SHARES OPINION

                      REGIONS MORGAN KEEGAN SELECT FUNDS
                      417 NORTH 20TH STREET, 15TH FLOOR
                                P.O. BOX 10247
                          BIRMINGHAM, ALABAMA 35203
                                (877) 757-7424

                                June 23, 2004



The Trustees of

Regions Morgan Keegan Select Funds
417 North 20th Street, 15th Floor
P.O. Box 10247
Birmingham, AL 35203

Ladies and Gentlemen:

      Regions Morgan Keegan Select Mid Cap Growth Fund (the "Mid Cap Growth Fund"), a portfolio of Regions Morgan Keegan Select Funds, a Massachusetts business trust (the "Trust"), proposes to acquire the assets of Regions Morgan Keegan Select Capital Growth Fund, a portfolio of Morgan Keegan Select Fund, Inc., in exchange for Shares of the Mid Cap Growth Fund ("Shares") pursuant to the Agreement and Plan of Reorganization and Termination dated June 10, 2004 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel I have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Amended and Restated Declaration of Trust dated May 19, 2000 ("Declaration of Trust"), the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

        Based upon the foregoing, it is my opinion that:

       1. The Trust is duly organized and validly existing pursuant to the Declaration of Trust.

     2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,


                                                   /s/ Gail C. Jones
                                                   Gail C. Jones
                                                   Assistant Secretary
                                                   Regions Morgan Keegan
                                                   Select Funds